EXHIBIT 12
MERRILL LYNCH PREFERRED CAPITAL TRUST III
MERRILL LYNCH PREFERRED FUNDING III, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS (UNAUDITED)
(dollars in thousands)

	FOR THE THREE MONTHS ENDED September 30, 2013		FOR THE THREE MONTHS ENDED September 30, 2012
	MERRILL LYNCH PREFERRED CAPITAL TRUST III	MERRILL LYNCH PREFERRED FUNDING III, L.P.	MERRILL LYNCH PREFERRED CAPITAL TRUST III	MERRILL LYNCH PREFERRED FUNDING III, L.P.
Earnings	$13,531	$15,764	$13,531	$15,762
Fixed charges	$—	$—	$—	$—
Preferred securities distribution requirements	13,125	13,531	13,125	13,531
Total combined fixed charges and preferred securities distribution requirements	$13,125	$13,531	$13,125	$13,531
Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.17	1.03	1.16

	FOR THE NINE MONTHS ENDED September 30, 2013		FOR THE NINE MONTHS ENDED September 30, 2012
	MERRILL LYNCH PREFERRED CAPITAL TRUST III	MERRILL LYNCH PREFERRED FUNDING III, L.P.	MERRILL LYNCH PREFERRED CAPITAL TRUST III	MERRILL LYNCH PREFERRED FUNDING III, L.P.
Earnings	$40,593	$47,291	$40,593	$47,285
Fixed charges	$—	$—	$—	$—
Preferred securities distribution requirements	39,375	40,593	39,375	40,593
Total combined fixed charges and preferred securities distribution requirements	$39,375	$40,593	$39,375	$40,593
Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.17	1.03	1.16